Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – May 4, 2006

For Immediate Release	Contact: John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Q1 Sales Rise 17%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced sales for the three months ended April 30, 2006.

Total Company sales for the first quarter increased by 17% over the same period last year to $270.0 million. The following factors drove this increase:

•	A 22% increase in the number of stores in operation resulting in new and noncomparable store sales increases of $32.4 million;

•	A 65% jump in Free People wholesale sales; and

•	A 17% gain in direct-to-consumer sales.

The combination of these factors more than offset a 3% decrease in total Company comparable store sales during the first quarter. By brand, ‘comp’ store sales decreased by 2% at Anthropologie and 4% at Urban Outfitters, and increased by 14% at Free People. In the prior year’s first quarter, ‘comps’ at those brands increased by 9%, 13% and 45%, respectively and total Company ‘comps’ rose by 11%.

“As our merchants navigate through the turbulence caused by the recent macro-change in women’s fashion, our Urban Outfitters and Anthropologie brands both delivered Q1 ‘comp’ store sales well below our original expectation,” said Richard A. Hayne, Chairman and President. “At the same time, the Free People wholesale and retail groups and the Urban European division produced sales results that significantly exceeded our plans. In addition, total ‘comp’ store sales strengthened in April over the prior two months due to the Easter calendar shift and a better customer response to the newly arrived Anthropologie summer apparel assortment,” Mr. Hayne added.

Net sales for the three months were as follows:

	Three months ended April 30,
	2006	2005
	(in thousands)
Urban Outfitters store sales	$117,113	$104,109
Anthropologie store sales	99,928	87,307
Direct-to-consumer sales	33,486	28,722
Free People sales	19,480	11,187

Total net sales	$270,007	$231,325

Management expects to release financial results for the three months ended April 30, 2006 on May 11, 2006. During the first quarter, the Company opened 5 new Urban Outfitters stores and 2 Anthropologie stores and expects to open a total of 35 to 38 new stores, including 3 to 5 Free People stores, in the current fiscal year.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 95 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 81 Anthropologie stores in the United States; an Anthropologie web site and catalog; and Free People, the Company’s wholesale segment, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 6 Free People stores a web site and catalog.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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